UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

HOLOGIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOLOGIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
FEBRUARY 25, 2003

TO THE STOCKHOLDERS OF HOLOGIC, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hologic, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, February 25, 2003 at 10:00 a.m., local time, at the offices of the Company, 35 Crosby Drive, Bedford, Massachusetts 01730 for the following purposes:

1.	To elect seven (7) directors to serve for the ensuing year and until their successors are duly elected.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on January 14, 2003 are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof. All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

By order of the Board of Directors

Lawrence M. Levy, Secretary

Bedford, Massachusetts
January 23, 2003

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

THANK YOU FOR ACTING PROMPTLY.

HOLOGIC, INC.

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS
February 25, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Hologic, Inc. (the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, February 25, 2003, at 10:00 a.m., local time (the “Annual Meeting”), or at any continuation or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of the Company, 35 Crosby Drive, Bedford, Massachusetts 01730. This proxy statement, the accompanying notice of the Annual Meeting, proxy card and the annual report to stockholders are first being mailed to stockholders on or about January 23, 2003.

Record Date, Stock Ownership and Voting

Only stockholders of record at the close of business on January 14, 2003 are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on January 14, 2003 there were outstanding and entitled to vote 19,601,135 shares of common stock of the Company, par value $.01 per share (“Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. A majority of the shares of Common Stock outstanding and entitled to vote is required to be present or represented by proxy at the Annual Meeting in order to constitute the quorum necessary to take action at the Annual Meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining a quorum. Abstentions will have no effect on the outcome of the vote for the election of directors. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy or do not comply with the voting instructions will not be considered present at the Annual Meeting, will not be counted towards a quorum and will not be voted in the election of directors. Shares of Common Stock held of record by brokers who return a signed and dated proxy or comply with the voting instructions but who fail to vote on the election of directors will be considered present at the Annual Meeting and will count toward the quorum but will have no effect on the proposal not voted.

Revocability of Proxies

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 35 Crosby Drive, Bedford, Massachusetts 01730, written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

Solicitation

All costs of this solicitation of proxies will be borne by the Company. The Company has retained American Stock Transfer & Trust Company to aid in the solicitation of proxies from stockholders, banks and other institutional nominees. The fees and expenses of such firm are not expected to exceed $10,000. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Deadline for Receipt of Stockholder Proposals; Discretionary Authority of Proxies

Stockholder proposals for inclusion in the Company’s proxy materials for the Company’s 2004 Annual Meeting of Stockholders must be received by the Company no later than September 25, 2003. These proposals must also meet the other requirements of the rules of the Securities and Exchange Commission and the Company’s By-laws relating to stockholder proposals.

Stockholders who wish to make a proposal at the Company’s 2004 Annual Meeting—other than one that will be included in the Company’s proxy materials—should notify the Company no later than December 9, 2003. If a stockholder who wishes to present such a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

PROPOSAL 1

ELECTION OF DIRECTORS

A board of seven (7) directors is to be elected at the Annual Meeting. The Board of Directors, upon the recommendation of the Nominating Committee, has nominated the persons listed below for election as directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board of Directors’ nominees named below. All nominees are currently directors of the Company. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as director. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

Set forth below is certain biographical information regarding the nominees, including information furnished by them as to their principal occupation for at least the last five (5) years, certain other directorships held by them and their ages as of January 14, 2003.

Name	Age	Position	Director Since
John W. Cumming(1)	56	Chairman of the Board, President, Chief Executive Officer and Director	2001
Jay A. Stein(1)	60	Chairman Emeritus, Chief Technical Officer and Director	1985
Glenn P. Muir	43	Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Director	2001
Irwin Jacobs(1)(2)	65	Director	1990
David R. LaVance, Jr.	48	Director	2002
William A. Peck(2)	69	Director	1990
Gerald Segel(1)(2)	81	Director	1990

(1)	Members of the Company’s Executive Committee
(2)	Members of the Company’s Audit, Compensation, Nominating and Corporate Governance Committees

Mr. Cumming was appointed to the positions of Chief Executive Officer, President and a director in July 2001 and to the position of Chairman of the Board in November 2002. Prior to that, Mr. Cumming held the position of Senior Vice President and President, Lorad, since joining the Company in August 2000. Prior to joining the Company, Mr. Cumming served as President and Managing Director of Health Care Markets Group, a strategic advisory and investment banking firm that he founded in 1984. Prior to forming Health Care Markets Group, Mr. Cumming was Vice President/Division Manager for Elscint, Inc., a full line manufacturer of diagnostic imaging equipment. He became a member of Elscint’s management team through the acquisition of Xonics Medical Systems in 1983, where he served as Director of Sales & Marketing. Mr. Cumming joined Xonics through the acquisition of Radiographic Development (medical imaging), where he served as Vice President, Sales & Marketing. Mr. Cumming currently serves on the Board of Directors of MRPnet, Inc., an internet application provider to the healthcare industry, Century Capital Associates, an investment banking firm specializing in the biosciences fields, and Health Care Markets Group.

Dr. Stein, a co-founder, Chairman Emeritus and the Chief Technical Officer of the Company, has served as Executive or Senior Vice President, Chief Technical Officer and a director of the Company since its organization in October 1985 and served as Chairman of the Company’s Board of Directors from June 2001 to November 2002. In addition, from June 22, 2001 to July 31, 2001, Dr. Stein served as the Company’s interim Chief Executive Officer after the unexpected death of S. David Ellenbogen, the Company’s former Chairman and Chief Executive Officer. Prior to co-founding the Company, Dr. Stein served as Vice President and Technical Director of Diagnostic Technology, Inc. (“DTI”), which he co-founded in 1981. DTI, which developed an X-ray product for digital angiography, was acquired in 1982 by Advanced Technology Laboratories, Inc. (“ATL”), a wholly-owned subsidiary of Squibb Corporation. Dr. Stein served as Technical Director of the digital angiography group of ATL from 1982 to 1985. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of fifteen patents involving X-ray technology. From July 1989 to January 2000, Dr. Stein was also the Senior Vice President, Technical Director and a director of Vivid Technologies, Inc. (“Vivid”) pursuant to a management agreement between the Company and Vivid.

Mr. Muir, a Certified Public Accountant, was appointed to the Company’s Board of Directors in July 2001, and has held the positions of Executive Vice President, Finance and Administration and Treasurer since September 2000. Prior to that, Mr. Muir served as the Company’s Vice President of Finance and Treasurer since February 1992 and Controller since joining the Company in October 1988. Mr. Muir has been the Company’s Chief Financial Officer since 1992. From 1986 to 1988, Mr. Muir was Vice President of Finance and Administration and Chief Financial Officer of Metallon Engineered Materials Corp., a manufacturer of composite materials. Mr. Muir received an MBA from the Harvard Graduate School of Business Administration in 1986.

Mr. Jacobs has been a director of the Company since January 1990. Mr. Jacobs, currently retired, was the President of Dataviews, Inc., a manufacturer and distributor of software products, from January 1992 to September 1997. From May 1990 to December 1990, Mr. Jacobs was a Vice President of Ask Computers, Inc., a computer system developer. From 1987 to May 1990, Mr. Jacobs was the President and Chairman of the Board of Directors of Perception Technology Corp., a manufacturer of voice response systems. Mr. Jacobs was formerly a Vice President of Digital Equipment Corporation.

Mr. LaVance has been a director of the Company since December 2002. Since 1997, Mr. LaVance has served as President of Century Capital Associates, an investment banking firm specializing in the biosciences fields that he founded. Prior to forming Century Capital Associates, Mr. LaVance was Managing Director for KPMG Health Ventures, leading the life sciences consulting practice of the KMPG accounting firm. From 1992 to 1995, Mr. LaVance held the position of President of Nuclear Care, Inc. and Physicians Data Corp. From 1987 to 1992, he was President of Dornier Medical Systems. Prior to 1987, Mr. LaVance was an attorney in private practice. Mr. LaVance currently serves on the Board of Directors of Century Capital Associates.

Dr. Peck has been a director of the Company since January 1990. In 1989, Dr. Peck became the Vice Chancellor for Medical Affairs at Washington University (Executive Vice Chancellor since 1993) and Dean of the Washington University School of Medicine in St. Louis, Missouri. From 1976 until his appointment as Vice Chancellor, Dr. Peck was a Professor of Medicine and the Co-Chairman of the Department of Medicine at Washington University, and the Physician-in-Chief at the Jewish Hospital of St. Louis. Dr. Peck is a member of the Board of Trustees of the National Osteoporosis Foundation and served as its President from 1985 to 1990. Dr. Peck also serves as a director of Allied Healthcare Products, Inc., Angelica Corporation, Reinsurance Group of America, Inc. and TIAA-CREF Trust Company.

Mr. Segel has been a director of the Company since March 1990. Mr. Segel, currently retired, was Chairman of the Board of Tucker Anthony Incorporated from January 1987 to May 1990. From 1983 through January 1987, he served as President of Tucker Anthony Incorporated. Mr. Segel also serves as a director of Boston Communications Group, Inc.

Board of Directors’ Meetings and Committees

The Board of Directors held nine meetings during the year ended September 28, 2002. Each director attended at least 75% of the meetings of the Board of Directors and each Committee on which they served. Ms. Elaine Ullian, a director of the Company since February 1996, has notified the Company of her intention to resign effective on January 31, 2003 as a result of increasing outside commitments.

Standing committees of the Board include an Executive Committee, an Audit Committee and a Compensation Committee, and in September 2002, the Board established a Nominating Committee and a Corporate Governance Committee.

Messrs. Cumming, Jacobs and Segel and Dr. Stein are currently the members of the Executive Committee. The Executive Committee did not meet formally during fiscal 2002. The Executive Committee has all the powers and authority of the Board of Directors, except those powers that may not lawfully be delegated by the Board of Directors and except those specific powers delegated by the Board of Directors to any other committee appointed by it.

Messrs. Jacobs and Segel and Dr. Peck, are currently the members of the Audit Committee. Each member of the Audit Committee is “independent” as such term is defined under the current listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a written charter (the “Audit Committee Charter”) which was approved and adopted by the Board of Directors. The Audit Committee is responsible for, among other things: appointing and engaging the Company’s independent auditor; reviewing and monitoring the Company’s financial reporting process and internal control systems; reviewing and discussing the Company’s financial statements, the scope of the audit and the role and performance of the independent auditor; reviewing the independence of the independent auditors; providing an open avenue for communication between the independent auditor, management and the Board of Directors; and reviewing its Audit Committee Charter annually. The Audit Committee held five meetings during fiscal 2002. See “Audit Committee Report” below. The Company intends to amend its Audit Committee Charter, if necessary, to comply with any final rules or regulations promulgated by the SEC or the Nasdaq Stock Market in response to the mandates of the Sarbanes-Oxley Act of 2002.

Messrs. Jacobs and Segel, Dr. Peck and Ms. Ullian are currently the members of the Company’s Compensation Committee. The Compensation Committee did not meet formally during fiscal 2002 but met informally in conjuncture with meetings of the Board of Directors. The primary functions of Compensation Committee include reviewing the Company’s philosophy regarding executive compensation, reviewing the recommendations of the Chief Executive Officer regarding the compensation of senior officers, evaluating the performance of the Chief Executive Officer, and overseeing the administration of, and the approval of grants of stock options and other equity awarded under the Company’s stock option, restricted stock and other equity-based compensation plans.

The Corporate Governance Committee, formed in September 2002, currently consists of Messrs. Jacobs, Segel and Dr. Peck and Ms. Ullian. The Corporate Governance Committee did not meet during fiscal 2002. The primary functions of the Corporate Governance Committee include recommending, reviewing and evaluating corporate governance policies and procedures applicable to the Company.

The Nominating Committee, formed in September 2002, currently consists of Messrs. Jacobs, Segel and Dr. Peck and Ms. Ullian. The Nominating Committee did not meet during fiscal 2002. The primary functions of the Nominating Committee including identifying and recommending to the Board of Directors those persons to be nominated for election of directors of the Company.

AUDIT COMMITTEE REPORT

In connection with the issuance of the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2002, the Audit Committee:

1.	Reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 28, 2002 with the management personnel.

2.
Discussed with Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditors, the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards (SAS) No. 61, as amended.

3.
Requested and obtained from Ernst & Young, the written disclosures and the letter required by Independent Standards Board (ISB) No. 1, as amended regarding Ernst & Young’s independence, and has discussed these matters with Ernst & Young.

Based on the review and discussions referred in paragraph numbers (1) – (3) above, the Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 28, 2002 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2002.

THE AUDIT COMMITTEE:

Gerald Segel, Chairman
Irwin Jacobs
William A. Peck

Information Regarding Change in Independent Auditors

On June 24, 2002, the Board of Directors of the Company, based upon the recommendation of the Company’s Audit Committee, approved the dismissal of Arthur Andersen LLP (“Arthur Andersen”), as its independent auditors, and the engagement of Ernst & Young to serve as its new independent auditors for fiscal 2002. The change in auditors became effective as of June 24, 2002 and was reported by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2002 (the “Form 8-K”).

The reports of Arthur Andersen on the Company’s consolidated financial statements for each of the fiscal years ended September 29, 2001 and September 30, 2000 did not contain an adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended September 29, 2001 and September 30, 2000 and through June 24, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with their report on the financial statements for such years. In addition, during the fiscal years ended September 29, 2001 and September 30, 2000 and through June 24, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Arthur Andersen with a copy of the foregoing disclosures prior to the filing of its Form 8-K and requested Arthur Andersen to furnish it with a letter addressed to the Securities and Exchange Commission stating whether Arthur Andersen agrees with the statements made by Hologic herein and, if not, stating the respects in which it does not agree. The Company received such a letter and filed it as an exhibit to the Form 8-K.

As mentioned above, simultaneously with the dismissal of its former auditors, the Company engaged Ernst & Young to act as its independent auditors as successor to Arthur Andersen for fiscal 2002 effective as of June

24, 2002. During the fiscal years ended September 29, 2001 and September 30, 2000 and through June 24, 2002, the Company did not consult with Ernst & Young regarding any matters or events set forth in Items 304(a)(2)(i) or (ii) of Regulation S-K.

Independent Auditor Fees

As described above under the heading “Information Regarding Change in Independent Auditors”, on June 24, 2002, the Board of Directors of the Company, based upon the recommendation of the Company’s Audit Committee, approved the dismissal of Arthur Andersen, as its independent auditors, and the engagement of Ernst & Young to serve as its new independent auditors for fiscal 2002. The fees set forth below summarize the fees paid to Arthur Andersen for services rendered prior to its dismissal and fees paid to Ernst & Young since its engagement.

Audit Fees.    Ernst & Young billed the Company an aggregate of $262,000 for professional services rendered by it in connection with its audit of the Company’s financial statements for the fiscal year ended September 28, 2002 and its review of the Company’s third quarter report on Form 10-Q for fiscal 2002. In addition, Arthur Andersen billed the Company an aggregate of $46,000 for professional services rendered for the review of the Company’s quarterly reports for the first two quarters in fiscal 2002.

Financial Information Systems Design and Implementation.    Neither Ernst & Young nor Arthur Andersen rendered any services to the Company for financial information systems design and implementation during fiscal 2002.

All Other Fees.    Ernst & Young billed the Company an additional $65,000 for professional services rendered during fiscal 2002 which are not otherwise described above. These fees included $41,500 for tax-related services, including tax advice and research and the assistance with the preparation and filing of tax returns and advisory services and $12,000 of audit related fees. Arthur Andersen billed the Company an additional $184,700 for professional services rendered during fiscal 2002 which are not otherwise described above. These fees included $92,000 of audit related fees and $92,700 for tax-related services.

The Audit Committee has considered whether Ernst & Young’s provision of services other than services rendered in connection with the audit of the Company’s annual financial statements is compatible with maintaining their independence.

Compensation of Directors

In fiscal 2002, each non-employee director received (i) an annual retainer of $12,000, payable $3,000 per quarter, (ii) a director’s meeting fee of $1,500 for each meeting of the Board of Directors at which the director was physically present and $600 for each meeting at which the director participated by telephone and (iii) a committee meeting fee for each meeting of a committee of the Board of Directors on which the director served and at which the director was physically present, in the amount of $1,200 if the meeting was held on a day other than the day of the meeting of the Board of Directors and $600 if held on the same day as the meeting of the Board of Directors, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board of Directors.

In the past, non-employee directors were granted stock options pursuant to the Company’s Amended and Restated 1990 Non-Employee Director Stock Option Plan (the “Director’s Plan”). There are no remaining shares available for issuance under this plan, however, there are options to purchase 140,000 shares that were previously granted and are still outstanding and eligible to be exercised. Accordingly, the terms of the Director’s Plan are still in effect. The exercise price for all options granted under the Director’s Plan is the fair market value of the Common Stock on the date of the option grant. The exercise price may be paid in cash, with Common Stock (valued at fair market value on the date of purchase), or by a combination of cash and Common Stock.

Beginning in 1999, non-employee directors became eligible to receive stock options pursuant to the Company’s Amended and Restated 1999 Equity Incentive Plan (the “1999 Plan”). The 1999 Plan provides that, unless otherwise determined by the Board of Directors, each director of the Company who is not an employee of the Company shall automatically be granted a nonqualified option to acquire 25,000 shares of Common Stock as of the date he or she is first elected to the Board or, with respect to such directors serving on the Board, as of the effective date of the 1999 Plan. In each case, the option price will be the fair market value of the Common Stock on the date of grant and the expiration date will be the tenth anniversary thereof. Each such nonqualified option will become exercisable in 20% installments beginning on January 1 of the first year after the grant date, and on January 1 of each year thereafter, until such option is fully exercisable on January 1 of the fifth year following the grant date.

The 1999 Plan also provides that, unless otherwise determined by the Board of Directors, each director of the Company who is not an employee of the Company and who has served as a director for six months shall automatically be granted a nonqualified option to acquire 3,000 shares of Common Stock as of January 1 of each year. The option price will be the fair market value of the Common Stock on such date and the expiration date will be the tenth anniversary thereof. These options are exercisable on and after the date that is six months after the date of grant. On January 1, 2002, options to purchase 3,000 shares of Common Stock, at an exercise price of $9.29 per share, were granted to each of Messrs. Jacobs and Segel and Dr. Peck and Ms. Ullian under the 1999 Plan.

The Board of Directors is authorized to increase annually the number of shares of Common Stock available for issuance under the 1999 Plan, subject to certain limitations. Effective on September 30, 2002, the Board of Directors increased the number of shares available under the 1999 Plan by 400,000 shares bringing the total shares available for issuance under the 1999 Plan to 1,840,000 shares.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young as the independent public accountants to audit the Company’s consolidated financial statements for the fiscal year ending September 27, 2003. Ernst & Young has continuously served as the Company’s independent public accountants since June 24, 2002 following the dismissal of Arthur Andersen as described above under the heading “Information Regarding Change in Independent Auditors.”

A representative of Ernst & Young will be present at the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of January 14, 2003 with respect to the beneficial ownership of the Company’s Common Stock of each director, each nominee for director, each named executive officer in the Summary Compensation Table under “Executive Compensation” below, all current executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company’s Common Stock. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the Securities and Exchange Commission. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Beneficial Ownership
	Number of Shares	Percent of Common Shares
5% Beneficial Owners:

Kahn Brothers & Company, Inc.(1)	1,440,450	7.3%
555 Madison Avenue
New York, NY 10022

Dimensional Fund Advisors, Inc.(2)	1,116,204	5.7%
299 Ocean Avenue
Santa Monica, CA 90401

Officers and Directors:

Jay A. Stein(3)	484,350	2.5%
John W. Cumming(5)	280,205	1.4%
Glenn P. Muir(4)	249,107	1.3%
Peter C. Kershaw(4)	10,500	*
John Pekarsky(4)	8,569	*
Irwin Jacobs(4)	73,000	*
David R. LaVance, Jr.	—	*
William A. Peck(4)	59,000	*
Gerald Segel(4)	76,000	*
Elaine Ullian(4)	63,000	*
All current directors and executive officers as a group (12 persons)(4)	1,345,988	6.5%

*	Less than one percent.
(1)
According to an amended Schedule 13G filed by Kahn Brothers & Company, Inc. with the Securities and Exchange Commission on February 4, 2002, Kahn Brothers & Company, Inc. has neither shared nor sole voting power over the shares and has only shared dispositive power with respect to the shares.

(2)
Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). According to an amended Schedule 13G filed by Dimensional with the Securities and Exchange Commission on February 12, 2002, in its role as investment advisor or manager, Dimensional possesses sole voting and/or investment power over the shares of the Company that are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(3)
Includes 7,230 shares held by, or in trust, for Dr. Stein’s children all of which shares Dr. Stein disclaims beneficial ownership. Also includes options to purchase 196,750 shares of Common Stock which are exercisable within 60 days after January 14, 2003.

(4)
Includes the following shares subject to options which are exercisable within 60 days after January 14, 2003; Mr. Muir—223,500; Mr. Kershaw—10,500; Mr. Pekarsky—8,000; Mr. Jacobs—69,000; Dr. Peck—59,000; Mr. Segel—65,000; Ms. Ullian—63,000; and all current directors and executive officers as a group—1,011,037

(5)
Includes options to purchase 273,083 shares of Common Stock held by Mr. Cumming and options to purchase 2,375 shares of Common Stock held by Mr. Cumming’s wife, all of which are exercisable within 60 days after January 14, 2003 and 427 shares of Common Stock held Mr. Cumming’s wife. Mr. Cumming disclaims beneficial ownership with respect to all shares and options to purchase shares of Common Stock held by his wife.

EXECUTIVE OFFICERS

The names of the executive officers of the Company who are not directors of the Company, and certain biographical information furnished by them, are set forth below:

Name	Age	Title
Peter C. Kershaw	49	Vice President and General Manager, Lorad
John Pekarsky	49	Senior Vice President, Sales and Strategic Accounts
Peter Soltani	41	Vice President and General Manager, Direct Radiography Corp.
Eric von Stetten	41	Vice President and General Manager, Osteoporosis Assessment & Mini C-arm Imaging

Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company.

Peter C. Kershaw was appointed as the Company’s Vice President and General Manager, Lorad in July 2001. Prior to joining the Company, Mr. Kershaw was President of Bespak Medical Device Division from 1998 to 2001 and held the position of Vice President and General Manager of such company from 1996 to 1998. From 1991 to 1996, Mr. Kershaw was Vice President of Operations at Bard Cardiology, a division of C.R. Bard and served as Director of Manufacturing from 1989 to 1991. Prior to joining Bard Cardiology, Mr. Kershaw was with Johnson & Johnson Orthopedics serving in a variety of engineering and manufacturing management roles from 1982 to 1989. Mr. Kershaw received an MBA from Duquesne University in 1980.

John Pekarsky joined the Company in connection with the acquisition of the mammography assets from Trex Medical in September 2000 where he was Vice President, National Accounts. In August 2002, Mr. Pekarsky was appointed as the Company’s Senior Vice President, Sales and Strategic Accounts. From February 1998 to September 2000, Mr. Pekarsky served in a number of enterprise and national account roles at Trex Medical. Prior to joining Trex Medical, Mr. Pekarsky was employed with CTI PET Systems from October 1996 to February 1998 and with Siemens Medical Systems from January 1984 to October 1996 serving in a variety of sales and sales management roles. Mr. Pekarsky received a Master of Public Health degree in Health Services Administration from the University of Pittsburgh.

Peter Soltani joined the Company in November 2000 as Vice President and General Manager of Direct Radiography Corp. Prior to joining the Company, Dr. Soltani served as General Manager, NDT Business Group, Digital Systems at AGFA Corporation from 1999 to November 2000. From 1994 to 1999, Dr. Soltani served as General Manager, Imaging Systems Division of Liberty Technologies, a division of Crane Nuclear, Inc. Prior to joining Liberty Technologies, Dr. Soltani was with Quantex Corporation, serving as Vice President, Technology from 1992 to 1994, Director, Product Development from 1990 to 1992 and as a Senior Staff Scientist from 1986 to 1990. Dr. Soltani is the principal author or co-author of a number of patents related to digital imaging technologies and has published numerous articles on digital imaging. Dr. Soltani received a Ph.D. in Materials Engineering from the University of Maryland in 1994.

Eric von Stetten has held numerous positions with the Company since joining the Company in 1990. Dr. von Stetten was appointed to his current position of Vice President and General Manager, Osteoporosis Assessment in September 2000 and served as Scientific Director for the Company’s bone densitometry products from 1999 to 2000. Prior thereto, Dr. von Stetten held the position of Director, Ultrasound Technologies from 1996 to 1999 and Principal Scientist from 1993 to 1996. Dr. von Stetten is the principal author or co-author of several patents related to osteoporosis testing devices and has published numerous papers on osteoporosis assessment technologies. Dr. von Stetten received a Ph.D. in Experimental Solid State Physics from Brandeis University in 1990.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation during the last three fiscal years of the Company’s Chief Executive Officer and the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services in all capacities to the Company during the last fiscal year who were serving as executive officers at the end of the last fiscal year (the “named executive officers”).

Name and Principal Position	Fiscal Year	Annual Compensation			Long-Term Compensation		All Other Compensation ($)(2)
		Salary ($)	Bonus ($)		Restricted Stock Awards ($)(1)	Securities Underlying Options (#)
John W. Cumming(3)	2002	$333,429	—		—	126,000	—
Chairman of the Board, President and CEO	2001	$302,262	—		—	220,000	—

Jay A. Stein	2002	$201,154	—		—	61,000	$2,750
Chairman Emeritus	2001	$191,376	—		$41,628	20,000	$2,625
and Chief Technical Officer	2000	$196,476	—		—	10,000	$2,625

Glenn P. Muir	2002	$217,596	—		—	126,000	$2,750
Executive Vice President	2001	$205,225	—		$41,628	70,000	$2,625
Finance and Administration	2000	$199,801	$50,000	(6)	—	25,000	$2,625

Peter C. Kershaw(4)	2002	$191,802	$25,000		—	10,500	$1,863
Vice President and General Manager Lorad	2001	$87,692	—		—	35,000	—

John Pekarsky(5)	2002	$221,569	—		—	35,500	$2,750
Senior Vice President, Sales	2001	$136,814	—		—	5,000	$3,275
and Strategic Accounts	2000	$4,615	—		—	—	—

(1)
Represents 6,000 restricted shares of Common Stock granted to Mr. Muir and Dr. Stein on November 9, 2000. The amounts reported in this column represent the fair market value of restricted shares of Common Stock granted on November 9, 2000 calculated as of the grant date. At September 28, 2002, the aggregate number of restricted shares and fair market value of such shares on that date held by the respective named executive officers was as follows: Dr. Stein—6,000 shares with an aggregate fair market value of $59,100, and Mr. Muir—6,000 shares with an aggregate fair market value of $59,100. Dividends, if any, paid to holders of the Company’s Common Stock would also be paid to holders of restricted shares.

(2)	The amounts reported in this column consist of the Company’s matching contribution under its 401(k) Profit-Sharing Plan.
(3)	In July 2001, Mr. Cumming was appointed by the Company’s Board of Directors as the Company’s Chief Executive Officer, President and a director.
(4)	Mr. Kershaw joined the Company in July 2001.
(5)	Mr. Pekarsky joined the Company in September 2000 in connection with the Company’s acquisition of certain assets of Trex Medical.
(6)	Represents the amount paid under the Trex Acquisition Bonus Plan in the first quarter of fiscal 2001.

Stock Option Grants in Last Fiscal Year

The following table sets forth the stock options granted to the Company’s named executive officers during the fiscal year ended September 28, 2002.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)(2)	Expiration Date	5% ($)	10% ($)
J. Cumming	1,000.1%		$5.05	10/01/11	$3,176	$8,048
	50,000	4%	$10.26	11/13/11	$322,623	$817,590
	75,000	5.9%	$9.50	09/17/12	$448,087	$1,135,542

J. Stein	1,000.1%		$5.05	10/01/11	$3,176	$8,048
	50,000.8%		$10.26	11/13/11	$322,623	$817,590
	10,000	4%	$9.50	09/17/12	$59,745	$151,406

G. Muir	1,000.1%		$5.05	10/01/11	$3,176	$8,048
	50,000	4%	$10.26	11/13/11	$322,623	$817,590
	75,000	5.9%	$9.50	09/17/12	$448,087	$1,135,542

P. Kershaw	500	—	$5.05	10/01/11	$1,588	$4,024
	5,000.4%		$10.26	11/13/11	$32,262	$81,759
	5,000.4%		$9.50	09/17/12	$29,872	$75,703

J. Pekarsky	500	—	$5.05	10/01/11	$1,588	$4,024
	10,000.8%		$10.26	11/13/11	$64,525	$163,518
	5,000.4%		$13.10	03/06/12	$41,193	$104,390
	20,000	1.6%	$9.50	09/17/12	$119,490	$302,811

(1)	Options vest at various rates between one and ten years. The options were granted under the Company’s stock option plans.
(2)	The exercise price is equal to the fair market value of the stock on the date of grant.
(3)
The 5% and 10% assumed rates of annual compounded stock price appreciation are set forth in the rules of the SEC and do not represent the Company’s estimate or projection of future Common Stock prices.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended September 28, 2002 and the fiscal year-end value of unexercised options for the Company’s named executive officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1) Exercisable / Unexercisable
J. Cumming	—	—	174,999 / 301,001	$621,580 / $702,470
J. Stein	25,000	$292,875	140,916 / 73,084	$239,205 / $ 48,832
G. Muir	—	—	160,416 / 186,584	$404,730 / $258,857
P. Kershaw	—	—	8,750 / 36,750	$29,400 / $ 92,350
J. Pekarsky	—	—	2,916 / 37,584	$14,143 / $ 19,507

(1)	Based upon the $9.85 closing market price of the Company’s Common Stock as reported on the Nasdaq Stock Market’s National Market on September 28, 2002 minus the respective option exercise price.

Severance and Separation Agreements

Severance agreements are in effect between the Company and the following named executive officers: Messrs. Cumming, Muir and Dr. Stein. The agreements are intended to encourage the executives to continue to carry on their duties in the event of a change of control of the Company. Under the terms of these agreements, if termination of an executive’s employment occurs within the three-year period following a change of control of the Company and such termination is by the Company (or its successor) other than for cause or disability or by the executive for good reason (each as defined in the agreement), the executive will be entitled to receive, among other things, in a lump sum in cash: (i) the executive’s accrued salary; (ii) a pro rata portion of such executive’s highest annual bonus; (iii) if the executive has remained employed for one year following the change of control, a special bonus equal to the sum of the executive’s annual salary and highest annual bonus; and (iv) a severance amount equal to $1.00 less than the executive’s base amount (as defined in the tax code), multiplied by three. In addition, all unvested stock options or stock appreciation rights held by the executive shall become immediately exercisable for a one year period following the executive’s termination date. The severance agreements confer no benefits prior to a change of control. In the event that any payments received by the executives in connection with a change of control are subject to the excise tax imposed upon certain change of control payments under federal tax laws or would be nondeductible to the Company under such laws, the agreements provide for a reduction in the amount to be paid to the executive to an amount which is one dollar less than the maximum that can be paid without subjecting the payments to such excise tax or resulting in such payments being nondeductible to the Company.

The Company also has separation agreements with Messrs. Cumming, Muir, Kershaw, Pekarsky, and Drs. Soltani and von Stetten, six named executive officers. Under the terms of these agreements, if the executive’s employment is terminated for any reason other than cause, the executive will receive a separation package which will include a salary contribution of up to one year of base salary and continued medical and dental benefits up to the earlier of one year or such time as the executive becomes re-employed. The separation agreements survive a change in control, but cannot be triggered by a change in control or any voluntary separation notice given by the executive.

Compensation Committee Interlocks and Insider Participation

Decisions regarding executive compensation are made by the Company’s Compensation Committee of the Board of Directors, which is composed of Irwin Jacobs, William A. Peck, Gerald Segel and Elaine Ullian. The Compensation Committee also administers the Company’s stock incentive plans, Executive and Key Employee Bonus Program, Oracle Implementation Bonus Plan, Performance—Bonus Plan, and 401(k) Plan. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors, consisting entirely of independent non-management directors, approves all policies under which compensation is paid or awarded to the Company’s executive officers. For fiscal 2002, the Committee was comprised of Messrs. Jacobs and Segel, Dr. Peck and Ms. Ullian.

The Company’s Compensation Philosophy and Plan

The Company’s executive compensation program is designed to attract and retain superior executive talent, to provide incentives and rewards to executive officers who will contribute to the long-term success of the Company and to closely align the interests of executives with those of the Company’s stockholders.

The Committee reviews the Company’s executive compensation program through the application of the subjective business judgment of each of its members and through an informal survey of executive compensation programs of peer companies. The Compensation Committee does not use a quantitative method or use a mathematical formula to set any element of compensation for a particular executive officer. The Compensation Committee uses discretion and considers all elements of an executive’s compensation package when setting each portion of compensation which is based upon corporate performance and individual initiatives and performance. The principal elements of the Company’s executive compensation program consist of: (i) base annual salary, (ii) executive bonus program and (iii) equity awards.

Base Annual Salaries.    Base annual salaries for executive officers are initially determined by evaluating the responsibilities of the position and the experience and knowledge of the individual. Also taken into consideration is the competitiveness of the marketplace for executive talent, including a comparison of base annual salaries for comparable positions at peer companies. Individual adjustments are made at the discretion of the Compensation Committee, taking into consideration factors such as the Company’s performance and the Compensation Committee’s subjective perception of the individual’s performance.

Executive Bonus Program.    The Compensation Committee of the Board of Directors approved an Executive and Key Employee Bonus Program for fiscal 2002 under which executive officers, senior management and key contributors selected by the Compensation Committee were eligible for cash bonuses, awarded at the discretion of the Compensation Committee, to be paid in the first quarter of fiscal 2003. This program is designed to attract and retain key talent and is directly related to the Company’s success and to an overall increase in shareholder value. Under this program, executive officers are measured against a combination of strategic, divisional and individual goals to qualify for a bonus. Considerations include an evaluation of overall and divisional revenues and profitability, new product development and introductions, and improved shareholder value. As part of this plan, three of the executive officers were asked to forgo eligibility and participation in this plan for fiscal 2002 in order to help achieve the company’s stated goal of profitability for the year. Messrs. Cumming, Muir and Dr. Stein each agreed not to participate in the plan and in lieu thereof were each awarded stock options to purchase 50,000 shares of Common Stock. These options, granted on November 13, 2001 vest annually over a ten year period and accelerate to full vesting in the year the company achieves pre-tax profits of at least $1 million. Based on an evaluation of the Company’s overall profitability and change in shareholder value during fiscal 2002, bonuses aggregating $66,500 were granted under the Execution Bonus Program to other of the Company’s executive officers. See “Compensation of Executive Officers—Summary Compensation Table”.

Oracle Implementation Bonus Plan.    In November 2002, the Board of Directors approved an Oracle Implementation Bonus Plan under which executive officers (other than Messrs. Cumming, Muir and Dr. Stein), senior management and key contributors selected by the Compensation Committee are eligible for cash bonuses, to be awarded at the discretion of the Compensation Committee. This plan is designed to reward employees for their efforts in completing the implementation of our new Oracle information system. In the first quarter of fiscal 2003, bonuses of $147,000 were paid to executive officers (other than Messrs. Cumming, Muir and Dr. Stein), senior managers and key contributors under this Plan for work performed in fiscal 2002.

Equity Awards.    The third component of executive officers’ compensation are equity awards in the form of stock options and restricted stock grants.

Stock options and restricted stock grants are designed to align the interests of the executive with those of the stockholders. Stock options are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options generally vest at the rate of 20% or 25% per year, with the first installment vesting either at the end of one or two years, respectively, from the date of employment (for options granted upon initial employment) or the date of grant and are exercisable within ten years from the date of grant. The restricted stock grants are awards of shares of Common Stock. These awards are generally subject to repurchase by the Company for a two year period from the date of grant. The size of individual option and stock grants are based upon the Committee’s subjective review of the job responsibility and individual contribution to the Company’s success. Previous option and stock grants are considered when awards are determined. These equity awards are designed to provide incentives for the creation of long-term value for the Company’s stockholders. During fiscal 2002, options to purchase 386,000 shares of the Company’s Common Stock were granted to executive officers under the Company’s stock option plans.

Compensation of the Chief Executive Officer

In April 2002, Mr. Cumming’s salary was increased to $350,000 from $300,000, which the Committee considered at the time to be comparable to the salaries of chief executive officers of peer companies based on the Committee’s informal survey of executive compensation at peer companies. In fiscal 2002, Mr. Cumming did not receive a bonus. In addition, Mr. Cumming received various options to purchase 126,000 shares at prices ranging from $5.05 to $10.26 per share, the fair market value of the Company’s Common Stock on the date of grant, pursuant to the Company’s 1999 Equity Incentive Plan. In fiscal 2002, Mr. Cumming was instrumental in, among other things, initiating the restructuring plan which returned the Company to profitability.

Conclusion

Through these programs, a significant portion of the Company’s executive compensation is linked directly to individual and Company performance in pursuance of strategic goals as well as stock price appreciation. The Compensation Committee intends to continue the policy of linking executive compensation to Company performance and stockholder return, recognizing however, that fluctuations in the operating results of the business may result over time.

THE COMPENSATION COMMITTEE:

Irwin Jacobs
William A. Peck
Gerald Segel
Elaine Ullian

PERFORMANCE GRAPH

The following Performance Graph compares the yearly percentage change in the Company’s cumulative total shareholder return on the Company’s Common Stock for the period from September 27, 1997 through September 28, 2002, based upon the market price of the Company’s Common Stock, with the cumulative total return on the Standard and Poor’s Health Care Supplies Index (the “S&P Health Care Supplies”) and the Russell 2000 for that period. The Performance Graph assumes the investment of $100 on September 27, 1997 in the Company’s Common Stock, the S&P Health Care Supplies, and the Russell 2000, and the reinvestment of any and all dividends.

Cumulative Total Return

	September	September	September	September	September	September
	1997	1998	1999	2000	2001	2002

Hologic, Inc.	100	50.24	16.34	29.03	19.71	38.44
Russell 2000	100	80.98	96.43	118.98	93.75	85.03
S&P Health Care Supplies	100	133.29	243.62	286.35	213.28	255.55

CERTAIN RELATED TRANSACTIONS

In January 2001, to assist John W. Cumming, the Company’s Chairman, Chief Executive Officer and a director, in the purchase of a local primary residence in connection with his initial relocation to Danbury, Connecticut to take on the position of Senior Vice President and President of Lorad, the Company loaned Mr. Cumming the principal amount of $300,000 pursuant to a promissory note. In August 2001, in connection with Mr. Cumming’s move to the Company’s Massachusetts headquarters in order to assume the position of Chief Executive Officer and President, the Company loaned Mr. Cumming an additional principal amount of $200,000. This additional $200,000 loan has been consolidated with the original loan into one $500,000 promissory note on the same terms as the original loan. The promissory note bears interest at the rate of 7.0% per year. In April 2002, the Board of Directors deferred the payment obligations under the note by one year, such that the note is now required to be repaid in quarterly installments of $41,666 plus interest, commencing April 1, 2003 until paid in full no later than April 1, 2006. In the event that the Company undergoes a change of control, the balance of the note will be forgiven. In the event Mr. Cumming’s employment with the Company is terminated, either voluntarily or for cause, Mr. Cumming has agreed to repay the balance of the note.

In December 2002, in recognition of the exceptional service rendered to the Company by Mr. Cumming, the Compensation Committee of the Board of Directors approved a special bonus program to provide Mr. Cumming with the funds necessary to pay the quarterly installments due under the loan. Under the special bonus program, for so long as Mr. Cumming remains an officer of the Company and there are amounts remaining to be repaid under the loan, the Company will pay Mr. Cumming a special quarterly bonus equal to the amount due under the loan, including interest due, plus an additional payment equal to the taxes due as a result of the special bonus and such additional payment, such that the net-after-tax special quarterly bonus to be received by Mr. Cumming will equal the principal and interest then due under the loan.

As of the date of this proxy statement, an aggregate of $500,000 of principal on this loan remains outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (“SEC”). Specific filing deadlines of these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended September 28, 2002. To the best of the Company’s knowledge, all of these filing requirements have been satisfied, except that on one occasion Mr. Cumming failed to report the acquisition of stock options. Mr. Cumming has since reported the acquisition of these stock options. In making this statement, the Company has relied solely on written representations of its directors and executive officers and any ten percent stockholders and copies of the reports that they filed with the SEC.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled “Report of the Compensation Committee on Executive Compensation,” “Audit Committee Report” and “Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

FINANCIAL MATTERS AND FORM 10-K REPORT

THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF AN ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY’S MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, HOLOGIC, INC., 35 CROSBY DRIVE, BEDFORD, MASSACHUSETTS 01730. ALTERNATIVELY, A BENEFICIAL OWNER OF THE COMPANY’S SECURITIES MAY ACCESS THE COMPANY’S ANNUAL REPORT ON FORM 10-K ON THE COMPANY’S INTERNET WEBSITE AT: http://www.hologic.com/investor.

VOTING PROXIES

The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.

By order of the Board of Directors

Lawrence M. Levy, Secretary

Bedford, Massachusetts
January 23, 2003

HOLOGIC, INC.                                 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
35 Crosby Drive                                                                  February 25, 2003
Bedford, MA 01730
(781) 999-7300

The undersigned stockholder of HOLOGIC, INC., a Delaware corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated January 23, 2003, and hereby appoints John W. Cumming and Glenn P. Muir, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 35 Crosby Drive, Bedford, Massachusetts 01730, on Tuesday, February 25, 2003, at 10:00 A.M. local time, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.

1.	The election of seven (7) directors nominated by the Board of Directors for the ensuing year:
FOR all nominees listed below	WITHHOLD AUTHORITY
(except as indicated)	to vote for all nominees listed below

John W. Cumming, Irwin Jacobs, David R. LaVance, Jr., Glenn P. Muir, William A. Peck, Gerald Segel, Jay A. Stein

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified or, where no direction is given, will be voted FOR all nominees listed in Item 1.

PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE.

Dated                                                                                , 2003

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed.